UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NATIONAL CITY PREFERRED
NATIONAL CITY CORPORATION	CAPITAL TRUST I
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its trust agreement)

Delaware (State or other jurisdiction of incorporation or organization)	34-1111088 (I.R.S. Employer Identification No.)	Delaware (State or other jurisdiction of incorporation or organization)	26-6180683 (I.R.S. Employer Identification No.)

c/o National City Corporation
1900 East Ninth Street	1900 East Ninth Street
Cleveland, Ohio 44114	Cleveland, Ohio 44114
(Address Of Principal Executive Offices)	(Address Of Principal Executive Offices)

Name of Each Exchange on Which each
Title Of Each Class to be so registered	class is to be Registered:

12.000% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities of National City Preferred Capital Trust I	New York Stock Exchange, Inc.

Junior Subordinated Debt Securities of National City Corporation*	New York Stock Exchange, Inc.

National City Corporation’s Guarantee of National City Preferred Capital Trust I’s 12.0% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities *	New York Stock Exchange, Inc.
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
Securities Act registration statement file number to which this form relates: Registration Nos. 333-148679 and 333-148679-03
Securities to be registered pursuant to Section 12(g) of the Act: None

* Not for trading, but only in connection with the registration of the Normal Automatic Preferred Enhanced Capital Securities of National City Preferred Capital Trust I.

Item 1.	Description of Registrants’ Securities to be Registered.
     The title of the class of securities to be registered hereunder is “12.000% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities Securities” (the “Normal APEX Securities”). The Normal APEX Securities will be issued by National City Preferred Capital Trust I (the “Trust”) and guaranteed by National City Corporation (“National City”) as set forth in the form of guarantee (the “Guarantee”) and certain other documents of National City. The Normal APEX Securities represent beneficial interests in the Trust, the assets of which initially include an aggregate principal amount of $500,100,000 of 8.729% Junior Subordinated Notes due 2043 (the “Notes”) and 5,001 Stock Purchase Contracts (the “Stock Purchase Contracts”) stated amount $100,000 per Stock Purchase Contract between the Trust and National City. Pursuant to each of the Stock Purchase Contracts, National City intends to sell to the Trust one share of Non-Cumulative Perpetual Preferred Stock, Series E (the “Preferred Stock”), of $100,000 liquidation preference per share. The Trust will purchase the Preferred Stock on the expected stock purchase date of December 10, 2012 or on an earlier date and possibly as late as December 10, 2013, and will pledge the Notes and their proceeds to secure its obligation thereto.
     A description of the Normal APEX Securities is set forth in the Registration Statement on Form S-3 (File Nos. 333-148769 and 333-148769-03), filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2008 (the “Registration Statement”) and the Prospectus Supplement relating thereto dated January 23, 2008 and filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the “Securities Act”), under the captions “Description of the APEX,” “Description of the Stock Purchase Contracts,” “Certain Other Provisions of the Stock Purchase Contract Agreement and the Collateral Agreement,” “Description of Junior Subordinated Notes,” “Description of the Guarantee,” “Relationship among APEX, Junior Subordinated Notes, Stock Purchase Contracts and Guarantee,” and “Description of the Preferred Stock,” which descriptions are hereby incorporated by reference. Any form of prospectus or prospectus supplement that includes such descriptions that is subsequently filed by the registrants as part of an amendment to the Registration Statement or otherwise pursuant to Rule 424(b) under the Securities Act is hereby incorporated by reference herein.

Item 2.	Exhibits.
     The following exhibits are filed as part of this registration statement on Form 8-A.
4.1	Certificate of Trust of National City Preferred Capital Trust I (filed as Exhibit 4.15 to National City Preferred Capital Trust I’s Registration Statement on Form S-3, Commission No. 333-148769-03 filed with the Commission on January 22, 2008, and incorporated herein by reference).

4.2	Amended and Restated Trust Agreement, dated as of January 30, 2008, by and among National City Corporation, The Bank of New York Trust Company, N.A., as Property Trustee, BNYM (Delaware), as Delaware Trustee and the Administrative Trustees named therein.

4.3	Guarantee Agreement, dated as of January 30, 2008, by and among National City Corporation and The Bank of New York Trust Company, N.A., as Guarantee Trustee.

4.4	Junior Subordinated Indenture, dated as of November 3, 2006, between National City Corporation, as issuer, and The Bank of New York Trust Company, N.A., as trustee (filed as Exhibit 4.1 to National City’s Current Report on Form 8-K filed with the Commission on May 25, 2007, and incorporated herein by reference).

4.5	Second Supplemental Indenture, dated May 25, 2007, between the Company and The Bank of New York Trust Company, N.A. as Indenture Trustee (filed as Exhibit 4.2 to National City’s Current Report on Form 8-K filed with the Commission on May 25, 2007, and incorporated herein by reference).

4.6	Fourth Supplemental Indenture dated as of January 30, 2008, between National City Corporation, as issuer, and The Bank of New York Trust Company, N.A., as Trustee, filed herewith.

4.7	Stock Purchase Contract between National City Corporation and National City Preferred Capital Trust I acting through the Bank of New York Trust Company, N.A. as Property Trustee, dated January 30, 2008, filed herewith.

4.8	Forms of Normal, Stripped and Capital APEX Securities (included as part of Exhibit 4.2).

4.9	Form of Junior Subordinated Note (included as part of Exhibit 4.6).

4.10	Certificate of Designations with respect to the Non-Cumulative Perpetual Preferred Stock, Series E, without par value dated January 29, 2008, filed herewith.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereto duly authorized.

Date: January 30, 2008	NATIONAL CITY CORPORATION
	By:	/s/ Thomas A. Richlovsky
		Name:	Thomas A. Richlovsky
		Title:	Senior Vice President and Treasurer

NATIONAL CITY PREFERRED CAPITAL TRUST I
By:	/s/ Thomas A. Richlovsky
	Name:	Thomas A. Richlovsky
	Title:	Administrative Trustee

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